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Exhibit 10.34

FACTORING AGREEMENT


This Agreement is entered into on the 18th day of July, 1996 by and between Vertex Industries, Inc. (Factor), and NetWeave Corporation, a Delaware corporation with offices at 2006 Chancellor Street, Philadelphia, Pennsylvania 19103 ("NWC").

1. Factor. The parties agree that Factor will operate as Factor for certain of NWC's open receivables and future sales until such time as this Agreement may be assigned or a different factor agreed upon.

2..  Assignment of Accounts.

2.1 NWC will assign absolute ownership and title of all accounts receivable listed on the attached Schedule 1 which is attached hereto and made a part of this Agreement to Vertex Industries, Inc. Factor may agree to factor additional receivables in which event NWC will supplement Schedule 1.

2.2 For convenience only, Factor agrees that written notice of this assignment will not be sent to any client or customer of NWC and that all payments on open accounts may be sent to NWC in the ordinary course of business. NWC agrees that all such funds received from its customers listed on the attached Schedule 1
(less certain amounts denominated Net Proceeds defined below) are property of Factor and shall be received by NWC, if at all, as trust funds and not as funds of NWC. NWC shall receive checks made payable to it from accounts listed in Schedule 1, endorse them and forward the checks directly to Factor or to any account designated by Factor. In the alternative, NWC may deposit such funds in a NWC denominated account so long as the funds are not and can never be commingled with the general funds of the corporation and, further, said account shall be a segregated account denominated as a trust account for the benefit of Factor.

2.3 Factor will remit to NWC the net proceeds of these receivables as that term is defined in Section 3 below subject to the application of the net proceeds to any amount then due Factor which remains unpaid.

2.4 As further assurance that all amounts factored shall be paid to Factor, NWC shall grant Factor a security interest in all of the assets and receivables of NWC subject to this agreement and not otherwise subject to this Factor Agreement and shall from time to time execute such documents necessary, including a Security Agreement and UCC-1, to give effect to such security agreement.

3.  Payments.	NetWeave shall indicate on its invoices listed in
Schedule 1 that payments shall be made to NetWeave's account at Barclays Bank. NetWeave shall direct Barclays Bank to remit all payments made for invoices listed in Schedule 1 to Vertex in US funds at:Valley National Bank, Passaic, New Jersey, ABA (routing)#021201383, A/C (account) #054-065-402.

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4.  Net Proceeds.  Net proceeds are those monies paid to NWC upon
Factor's acceptance of the invoice. Net proceeds may be up to 85% of the face value of the invoice, less credits and discounts granted to the customer, subject to Factor's approval.

5. Discount. After clearance of funds received from customer in payment of an invoice, Factor shall remit to NWC the difference between the receipt and the Net Proceeds, reduced by the Discount.
 The discount is computed at 24 percent (24%) per year of the advanced amount from the issuance of funds to the receipt of the customer's payment.

6. Warranties. Each account assigned to Factor is warranted to be based on an actual sale and delivery of goods or services; that customer is liable for the payment of the entire invoiced amount; that the receivable is fully collectible and not subject to offset or counterclaim.

7. Notice to Customers. The original invoice that the customer receives shall not contain a notice of this assignment to Factor unless Factor determines in its sole discretion that it is in its best interests to notify NWC's customers of the assignment. If any such notice is determined to be sent, Factor shall advise customers that payment is to be directed to the account of Factor.
  NWC shall use its best efforts to collect all funds payable to NWC which have been assigned to Factor.

8. Customer Disputes. Factor will make adjustments should a dispute arise with a customer in regard to the receivable to cover administrative and collection costs.

9.  Recourse.   If any receivable is not paid within ninety days from
the due date, NWC shall repurchase the receivable and reimburse
Factor for all expenses incurred as a result of the nonpayment and shall pay factor the discount.

10.  Governing Law.   The law of New Jersey shall govern this Agreement
and the parties agree to the court of the State of New Jersey to be the exclusive forum for the resolution of any dispute arising under or related to this agreement.



s/Ronald C. Byer, Pres.				s/W. H. Highelyman, Chmn.
Vertex Industries, Inc.                             NetWeave Corporation
       Factor